                                                                                                                                                Exhibit 99.1

For Further Information:

Heather Wietzel

616-233-0500

InvestorRelations@PeakResorts.com

For Immediate Release

Peak Resorts Announces Mount Snow EB-5 Project Has Reached Targeted
$52 Million Subscription Level

Funds In Escrow Pending USCIS Approval of
First Immigration Application

Wildwood, Missouri, August 25, 2015 – Peak Resorts, Inc. (NASDAQ:SKIS), a leading owner and operator of high-quality, individually branded ski resorts in the United States, today announced it has received commitments to fully subscribe its $52 million EB-5 capital raise for Mount Snow with $48.3 million in escrow as of today.

EB-5 is an investor visa program administered by the United States Citizenship and Immigration Services (USCIS) to stimulate the U.S. economy through the creation of jobs and capital investments in U.S. companies by foreign investors. Investors in EB-5 programs must file petitions, known as I-526 Petitions, with the USCIS seeking approval of their suitability. Approval typically occurs between 12 and 18 months from the initial I-526 Petition filing date. Once the USCIS approves an I-526 Petition submitted by one of the company’s EB-5 investors, all offering funds may be released from escrow. Peak Resorts noted that it continues to await approval by the USCIS of the first I-526 Petition for this project, which was submitted in May 2014.

The capital raised via Mount Snow’s EB-5 offering will fund two separate construction developments: Mount Snow’s West Lake Water and Carinthia Ski Lodge Projects. The West Lake Water Project includes the construction of a 120-million-gallon water storage pond for snowmaking, three pump houses and other associated infrastructure.  West Lake will increase snowmaking water storage by six times, enabling Mount Snow to open more trails earlier in the season and increase the snowmaking capacity on existing trails. Construction of the West Lake Water project began in February 2015 and is expected to be completed prior to the 2016-2017 ski season.

“We started construction of the West Lake project at Mount Snow this summer because of investor interest in the offering and our comfort with the potential timing for USCIS approval. We continue to expect approval of the first I-526 Petition in the near future,” said Timothy D. Boyd, president and chief executive officer of Peak Resorts.

“This first construction project, once completed, will allow Mount Snow to open each ski season with as much as three times more of its terrain open. It will also allow Mount Snow to eventually cover 100 percent of its trails with snowmaking. Mount Snow’s terrain and snow coverage is already exceptional. Completion of this snowmaking capability should help us gain an even greater share of the healthy ski market in this region.”

The Carinthia Ski Lodge Project consists of a new three-story, state-of-the-art ski lodge that will replace an existing 50-year-old lodge at the base of the Carinthia Slopes at Mount Snow. Construction on the new lodge is expected to begin in 2016. Totaling approximately 36,000 square feet and more than four times the size of the existing lodge, it will house several food outlets, a rental shop, retail and convenience store

Peak Resorts, Inc.

and other skier services. The new lodge has been designed so the interior can be modified during the off-season to host conferences, weddings and other groups, and it will serve as the hub for upscale accommodation and recreational facilities that the company plans to build as part of the Mount Snow master plan.

Richard K. Deutsch, vice president, business and real estate development stated, "The EB-5 capital raise of $52 million is part of an overall $66 million infrastructure improvement plan for Mount Snow. This is the first phase of the Mount Snow master development plan approved by the state of Vermont in July 2011. Construction of both the Carinthia Ski Lodge and West Lake will not only improve the ski experience for our guests, and in the case of the ski lodge create additional opportunities for year-round business and revenue, but both projects also include components designed to contribute to environmental improvements. Peak Resorts makes a great effort to be a responsible custodian of the environment, and we think our guests value those efforts.”

About Peak Resorts

Headquartered in Missouri, Peak Resorts is a leading owner and operator of high-quality, individually branded ski resorts in the U.S. The company currently operates 13 ski resorts primarily located in the Northeast and Midwest, 12 of which are company owned.

The majority of the resorts are located within 100 miles of major metropolitan markets, including New York City, Boston, Philadelphia, Cleveland and St. Louis, enabling day and overnight drive accessibility. The resorts under the company’s umbrella offer a breadth of activities, services and amenities, including skiing, snowboarding, terrain parks, tubing, dining, lodging, equipment rentals and sales, ski and snowboard instruction and mountain biking and other summer activities.

Forward Looking Statements

This news release contains forward-looking statements regarding the future outlook and performance of Peak Resorts, Inc., within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to a variety of risks and uncertainties that could cause actual results to differ materially from current expectations. These risks and uncertainties are discussed under the caption “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended April 30, 2015, filed with the Securities and Exchange Commission, and as updated from time to time in the company’s filings with the SEC.  Peak Resorts undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.